Exhibit 99.2

Remarks by

Louis C. Camilleri

Chairman and Chief Executive Officer

Altria Group, Inc.

Morgan Stanley Global Consumer Conference

Grand Hyatt Hotel, New York

November 5, 2003

Introduction

I’m glad to be here to review the objectives we have set out for Altria Group and its family of companies.

My remarks contain certain forward-looking statements and I direct your attention to the Forward-Looking and Cautionary Statements section at the end of today’s news release.

I will begin by saying, up front, that we are comfortable with the current consensus estimate of $4.53 on a GAAP basis, including charges, for our 2003 full-year diluted earnings per share.

Our previously announced guidance, which we are reaffirming, was for diluted earnings per share in a range of $4.50 to $4.60 for the full-year 2003 on a GAAP basis, including charges.

Altria Group, Inc. has a single overriding objective — to deliver superior returns to our shareholders over the long term.

Looking at our situation today, I believe a few simple statistics highlight the opportunities we have going forward. Among the S&P 500 companies, we ranked number four by net income, yet as of yesterday, we were only number 16 by market capitalization and number 411 by earnings multiple.

To achieve our ambition to deliver superior returns, we know that we need to invest in and grow our businesses and earnings, continue to address our litigation, regulatory and societal issues in a proactive manner, and reward shareholders through dividends and share repurchases. I will discuss each of these today.

I would like to begin with a brief review of the actions we have taken in the recent past to drive shareholder value.

In 2001, we completed an $8.4 billion initial public offering of Kraft Foods common stock. This transaction allowed us to pay down a portion of the Nabisco acquisition debt and underscored the value of our food business.

In 2002, we made a significant strategic change at Miller Brewing Company, which was merged into SABMiller, creating the second-largest brewer in the world. SABMiller is performing well, and the earnings we derive from our 36% equity interest are ahead of our internal projections.

This year, we shifted the strategic focus of Philip Morris Capital Corporation, from growth of its lease portfolio to maximizing gains and generating cash flow from its leased assets. Through September, PMCC generated cash flow of $700 million, and that is expected to grow to nearly $1 billion by the end of the year.

In addition, since the middle of 2002, our operating companies have reinvested in their businesses in order to build their brands. I am convinced that as a result, they are in an excellent position to reap the rewards of these investments over the long term.

Altria and its family of companies also have benefited from a disciplined approach to acquisitions. This year — in food, Kraft acquired the Family Nutrition biscuits business in Egypt and Back to Nature organic cereals and granola in the U.S. — and in tobacco, PMI acquired Papastratos in Greece and Duvanska Industrija Nis in Serbia.

Another area where we have accomplished a great deal is in our continuing effort to meet societal expectations. For example, in our tobacco businesses, Philip Morris USA and Philip Morris International are supporting programs to proactively communicate the dangers of cigarette smoking, to help reduce underage smoking, to communicate about smoking cessation, and to continue to work on potentially reduced-exposure products.

In our food business, Kraft has a broad array of initiatives focused on the issue of obesity, including new programs to educate consumers with health and nutritional information and new products providing nutritional alternatives.

To guide this effort, Kraft has formed a Worldwide Health & Wellness Advisory Council. Kraft also has joined with other major coffee producers to address the plight of coffee farmers through the Rainforest Alliance and other programs.

Favorable Litigation Developments

Before discussing our businesses, I want to explain in some detail why I believe that the magnitude of recent favorable litigation developments is not yet fully appreciated by most investors.

2003 has been a watershed year for tobacco litigation, with positive implications extending many years into the future.

As you know, in May a Florida appeals court overturned the $145 billion verdict in the Engle case and decertified that class action — a decision it reaffirmed in September.

The Engle decision was, of course, a very significant development and affirmed our belief that the original verdict in that long trial was contrary to both common sense and the law.

Another important landmark was the U.S. Supreme Court decision in Campbell v. State Farm in April, which reins in excessive punitive damages. Specifically, the court ruled that in calculating punitive damages, courts should rarely, if ever, apply more than a “single-digit” ratio of punitive to compensatory damages.

While most observers have focused on this aspect of the State Farm decision alone, other elements of the decision are equally, if not more, important. As a result of State Farm:

•	Large punitive damage awards cannot be constitutionally justified by relying on evidence of the wealth of a defendant.

•	Punishment is limited to conduct that harmed the plaintiff.

•	Punishment for hypothetical claims of wrong to others is not Permitted.

•	And states cannot punish a defendant for conduct outside their jurisdiction.

Indeed, the State Farm decision has already had positive ramifications on several cases, and we expect its influence to continue well into the future.

In the Price case, the Illinois Supreme Court reinstated the bond set by the circuit court judge and also announced that it would hear the company’s appeal without need for intermediate appellate court review.

We view this as a very positive development, since it eliminates returning to the Fifth District Court of Appeal and expedites the decision process.

The Department of Justice case is still in pre-trial discovery stages. Only one claim remains, a civil RICO claim — the other two claims having been dismissed shortly after the lawsuit was filed.

PM USA has filed motions for summary judgment seeking dismissal of the remaining RICO claim, and we expect a decision sometime in the first half of next year.

We continue to believe that the remaining DOJ claim lacks merit and that we should prevail in our summary judgment motions.

While the essence of the State Farm decision goes to the issue of punitive damages, there are equally important developments that affect the merits of tobacco litigation.

In the bigger picture, I want to remind you that Philip Morris USA has a long history of successfully obtaining pre-trial dismissals of tobacco cases.

For example, since the beginning of 2001, more than 400 individual smoking and health cases have been dismissed prior to trial, with 70 of these dismissals coming in California alone. During the same time period, 36 class actions and over 70 health care reimbursement cases have also been dismissed.

And as you may know, the Mississippi Supreme Court recently ruled that smoking and health claims are barred under the law in that state.

In California, Philip Morris USA has successfully defended the last three cases tried, and this year obtained dismissal of more than 30 other cases, six of which had been set for trial this year. We view these as particularly meaningful developments, given the previous difficulties faced by the industry in this state. And remember, application of the State Farm decision will bring additional clarity to litigation in California.

Just as importantly, the California Supreme Court has not finally ruled on the impact of the Myers and Naegele cases, which we believe provide immunity for — and bar evidence of — conduct between 1988 and 1998. We look forward to the California Supreme Court acting favorably on this issue in the Philip Morris USA cases currently on appeal.

Looking at individual smoking and health cases, there were 428 as of November 1, excluding the follow-on Broin cases and the West Virginia consolidated cases — and of the individual cases today, the vast majority are inactive, with fewer cases set for trial in the coming 12 months than at any time in the past five years.

The number of smoking and health class action cases is down from 65 at the end of 1998 to 14 as of November 1. More importantly, 36 Federal and State courts have decided 50 times over the past five years that the law does not allow tobacco cases to be tried as class actions.

An obvious concern is that we face judges in plaintiff-friendly jurisdictions who ignore the facts and the law and place us in the untenable position of requiring an onerous bond to stay execution of a judgment while on appeal. Clearly, promoting bond cap legislation is a high priority for the company, and we have witnessed very favorable trends. Just look at the beginning of 2001, when only five states had appeal bond caps in place and five states plus Puerto Rico did not require them.

Today, 28 states representing nearly two-thirds of the country’s population have appeal bond caps in place, or do not require one. There has been remarkable progress on this issue in a very short period of time and we are hopeful that next year there will be additional progress.

Class action claims involving “lights” cigarettes have increased, but the law in this area is far from settled. With the exception of Price, the other certified “lights” cases are on appeal in jurisdictions with appeal bond caps or where no bond is required. There are two cases in Ohio, one in Massachusetts and one in Florida. Class certifications have been denied in two “lights” cases in Arizona and Pennsylvania and a half-dozen others were dismissed before courts ruled on certification motions.

We also believe that the abuses created by class actions have become so common, affect so many industries, and are so widely recognized that Congress will, at some point in the near future, find the wherewithal to enact a meaningful class action reform bill.

To sum up on litigation, I truly believe that 2003 has been a landmark year, and that recent events have created a significantly improved legal environment going forward.

Investing in Long-Term Growth of Businesses

The second action we are taking to drive shareholder value is investing in the long-term growth of our businesses.

As you know, the combination of generally weak economic conditions worldwide, and the investments made by our operating companies this year, have affected our results. However, even with this investment, operating companies income through September was nearly $13 billion and I am confident that we are positioned for stronger growth in the future.

Turning to our tobacco businesses — looking at the top ten cigarette markets in the world, our tobacco operating companies have enormous scale and superior brand power.

In the large and profitable U.S. market, Philip Morris USA is number one, with a 49% share.

Outside the U.S., Philip Morris International holds the number one position in Russia, Germany, Italy and France and the number two position in Japan, Turkey, Brazil and Spain. And this does not include the world’s largest cigarette market — China.

The top ten markets represent 46% of world consumption, excluding China, and our tobacco companies combined share is approximately 33%.

And when you measure the income performance of our worldwide tobacco companies versus the next two global competitors, our 2002 income of nearly $11 billion is twice the size of these companies combined.

Turning now to our domestic tobacco business — as you know, a confluence of events over the past 18 months affected performance of the U.S. tobacco industry, and of Philip Morris USA.

Philip Morris USA responded with timely actions to restore market share growth. It invested in the market by broadening its sales coverage, introducing an off-invoice promotional program and targeted product promotions — all reaching additional retail outlets.

Further actions included an expanded direct mail program and unmatched equity- and relationship-building programs, such as the very successful Marlboro Party at the Ranch — and the Parliament Rewards program, in which adult smokers can exchange pack UPCs for money-off coupons.

As a result of this investment spending, between the second quarter of 2002 and the third quarter of this year, average price gaps between Marlboro and the lowest price tier dropped from 59% to approximately 47%.

At the same time, retail share for the discount segment has declined sequentially from 28.5% in the fourth quarter of 2002 to 27.4% in the third quarter of this year, as measured by the IRI/Capstone Total Retail Panel, while the deep discount segment has remained relatively flat over the same time period, at approximately 10%.

The actions taken by Philip Morris USA have resulted in a turnaround in Marlboro’s share. Sequential share for Marlboro has risen steadily, from 37.4% in the fourth quarter of 2002 to a record 38.1% in the third quarter of 2003.

Innovation is another important element in Philip Morris USA’s value equation. It introduced Marlboro Blend No. 27 earlier this year, a line extension with distinctive packaging and taste. This product is meeting its share objective.

It also began test-marketing a premium-priced addition to the Marlboro Menthol family, a new cigarette that is shorter than the king-size variety, providing adult smokers with a unique product design for the U.S.

Marlboro remains the clear market leader by every measure among both male and female adult smokers — in every major trade class, and in every state. But Philip Morris USA is not just concentrating on Marlboro. It is also building its other focus brands, Parliament, Virginia Slims and Basic.

Although still relatively small, Parliament is a rapidly growing premium brand in the U.S. Parliament has generated very solid share growth since its national expansion in 2001. It now has a 1.8% share position, adding 0.5 share points since the fourth quarter of 2002.

And let me remind you that a 1% share for a premium cigarette in the U.S. market today represents more than $500 million in annual revenues and nearly $150 million in operating companies income.

In the third quarter of 2003, Philip Morris USA continued to add news to the brand by introducing Parliament Ultra Lights.

Although Philip Morris USA has invested heavily to build its brands, at the same time it has continued to focus on reducing costs through a number of initiatives.

Among the most recent, earlier this year Philip Morris USA announced the relocation of its headquarters to Virginia — a move that will have up-front costs of $120 million and is expected to provide at least $60 million or more in annual savings by 2005. The first phase of the move began in October, and the program is on track.

Philip Morris USA and Philip Morris International also are working to develop and scientifically evaluate products that potentially reduce adult smokers’ exposure to harmful compounds in cigarette smoke, and Philip Morris USA hopes to introduce a potentially reduced-exposure cigarette in 2004.

As the industry leader, Philip Morris USA is pursuing a number of important legislative initiatives, including FDA regulation of tobacco products. Importantly, federal and state governments, law enforcement agencies and others are cooperating on many of these initiatives.

Philip Morris USA is particularly concerned about the obligations of non-participating manufacturers to the Master Settlement Agreement, concerns shared by the states.

To date, 33 states, representing 85% of the U.S. population, have enacted legislation that toughens escrow deposit requirements, and we expect that number to grow.

In addition, 18 states, representing 41% of the U.S. population, have taken action to close a loophole in the escrow statutes that allowed some manufacturers to avoid escrow payments exceeding a state’s “allocable share” by concentrating volume in particular states.

With more than two states per month being added to this list, we are hopeful that all 46 MSA states will be covered by such legislation by the end of 2004.

Philip Morris USA is moving aggressively on brand integrity issues, and has filed lawsuits against more than 2,600 retailers alleged to be involved in illegal activities. In addition, Philip Morris USA has filed 18 lawsuits against owners and operators of more than 50 Internet sites.

Philip Morris USA is also supporting state and federal legislation to address the problem of illegal Internet sales, including age verification and enforcement of tax obligations. To date, 13 states have enacted legislation, and federal anti-contraband legislation has been introduced in both the House and Senate.

The proposed federal Prevent All Cigarette Trafficking (PACT) Act contains a number of important provisions that include:

•	Making the non-payment of state excise taxes and escrow payments a federal offense.

•	Banning the U.S. Postal Service from shipping cigarettes.

•	And requiring Internet and mail-order cigarette sellers to collect excise taxes prior to shipment.

We hope that the PACT Act, or similar legislation, will become law during 2004.

Philip Morris USA also supports the new regulations proposed by New York State that would implement the laws regarding the State’s collection of taxes on cigarette sales made on Native American reservations to non-Native American purchasers.

An important legislative initiative is our support for meaningful and effective regulation of tobacco products by the Food and Drug Administration (FDA). We support FDA regulation for a number of reasons:

•	First, it is clear that the public wants additional regulation of the industry.

•	Second, the FDA would help reduce the harm caused by today’s cigarettes and determine what should be said in the marketing of potentially reduced-exposure products.

•	And, third, FDA regulation would provide a measure of consistency and uniformity to U.S. tobacco policy, rather than a patchwork of different rules among the states.

We believe that FDA regulation is inevitable and we want to be part of the process, as constructive participants with a seat at the table. We hope discussions in Congress will continue.

During 2003 PM USA returned to predictability with stable volume and sequential share growth, driven by Marlboro and Parliament. As the economy recovers, we expect Philip Morris USA will be in a position to improve its operating companies income performance next year with growth in the low single digits.

Turning to our international tobacco business — volume rose 1.8%, to 568 billion units for the first nine months of 2003, but was adversely impacted by declines in three principal markets — Italy, Germany and France.

In Italy, during 2002 low-priced brands at two euros per pack, shown here in yellow, opened up a price gap of 50% with Marlboro.

However, more recently, the leading low-price brands rose to 2.50 euros per pack, reducing the price gap with Marlboro from 110 euro cents, or 50%, to 80 euro cents, or 32%, and the other low-price brands rose to 2.40 euros per pack earlier this week.

This pricing action, together with PMI’s other initiatives in Italy, positions it for renewed volume and market share growth next year.

In Germany, the total market — which had been essentially stable at about 141 billion cigarettes per year — is forecast to decline by 5% this year, reflecting the growth of “tobacco portions.”

These are custom-fabricated cigarettes where a pre-made tobacco stick is inserted in a paper and filter tube. These products are taxed at the rate of roll-your-own and sell at half the price of Marlboro.

Year-to-date September volume for “tobacco portions” was 3.7 billion units. This compares to 800 million units for the same period last year.

In Germany, PMI has filed an unfair competition claim and the EU itself has challenged the legality of such differing tax treatment for tobacco portions.

You may recall that PMI encountered a similar situation in Germany in 1992 when the cigarette market was impacted by tobacco rolls, which temporarily enjoyed a tax advantage versus cigarettes. We’re hopeful that tobacco portions will experience a similar fate.

Although the decline in the German cigarette market has affected PMI’s volume, its share of 37.2% through September is holding up well.

In France, tax-driven cigarette price increases of 8% in 2002 and 18% in 2003 have resulted in large declines in the total market, which fell 2.9% in 2002 and is projected to decline 9.5% in 2003.

In this difficult pricing environment, although PMI’s volume is down, share in France is up 0.2 share points through September, to 39.3%, driven by the Philip Morris brand and the recent launch of lower-priced Basic. Marlboro’s share of 30% is essentially stable.

The French government recently implemented important changes to the taxation of tobacco products. With the new tax and price increases effective October 2003, Marlboro’s price gap versus low-end brands declined from 57 euro cents, or 17%, to 53 euro cents, or 13% on a 20s pack equivalent.

Although the sharp tax-driven price increases will adversely impact volume, PMI remains well-positioned in France to sustain its leading market share position due to Marlboro’s declining price gap and the growth of Philip Morris and Basic.

Overall in Western Europe, PMI’s share is up 0.7 share points, to 38.9% since 2000, and is essentially flat versus last year, despite the decline in Italy. Excluding Italy, share is up slightly to 35.4%, driven by gains in France, Spain, Austria and the United Kingdom.

With its capacity for innovation and significant financial resources, PMI is investing in brand building to deliver long-term growth in the current slow growth environment.

Through a combination of equity building initiatives, PMI is strengthening Marlboro, the world’s number one cigarette brand.

Whilst it is a fact that Marlboro volume has been essentially flat in the recent past, there are a number of factors that affected its performance, including the weak global economy, higher excise tax incidence, anti-American sentiment, a surge of cheap contraband products and increased levels of counterfeit.

Given Marlboro’s ubiquity, it is probably the cigarette brand that suffers the most from counterfeit, and thus PMI is working diligently with governments around the world to stop the sale of counterfeit cigarettes.

However, the underlying strength of the Marlboro franchise is vibrant and the brand is well positioned for future growth.

Marlboro’s volume is larger than the next seven competitive international brands combined.

The Marlboro marketing strategy is built on continued commitment and investments behind superior product quality and packaging.

PMI is strengthening Marlboro’s appeal by communicating the excitement of the brand to its core consumer group through promotional platforms such as the Marlboro Adventure Team program, which was first introduced in Germany and has since been adapted in 20 other countries.

To keep Marlboro contemporary and relevant, PMI is also investing in promotions linked to its highly successful racing sponsorships — bringing the excitement of motor sports to its consumers.

This year Marlboro is gaining share in many of PMI’s top income markets.

In Japan, Marlboro’s share grew to nearly 8.8% in the first nine months of this year, an increase of three share points since 1999.

In Mexico, Marlboro’s share has advanced 9 points to 43.9%, aided by investments in marketing and geographic expansion.

In Spain, Marlboro’s success is demonstrated by its consistent growth, which has propelled its market share to 17.2%.

And in the United Kingdom, Marlboro has grown well, reaching a 7.4% share of the market, up over 2 share points — and it is the only growing premium brand in the U.K.

I firmly believe that Marlboro’s future continues to be very promising, due to its positive demographics. In virtually every market in the world, its share among legal-age to 24-year-old smokers exceeds its overall market share.

And as further evidence, in Japan, Marlboro’s share among legal-age to 24-year-old smokers is more than 20 points higher than its market share.

In addition, Marlboro’s legal-age to 24-year-old smoker share exceeds Mild Seven’s, the leading brand in Japan. This underscores how strongly PMI is positioned for future growth.

Marlboro has terrific brand positioning, great marketing and good demographics — and is on track to generate volume growth in 2004.

PMI’s significant infrastructure and marketing know-how continue to be successfully applied to its other international brands. A great example is L&M.

L&M is PMI’s big success story of the last decade. A successful pricing strategy, terrific image advertising and geographic expansion to over 60 markets have transformed L&M into a mega brand.

Since 2000, L&M’s volume has achieved a compound annual growth rate of 29.8% and performance this year remains strong, with an 18% increase through September.

L&M is already the best-selling cigarette in such important markets as Russia, Poland, Turkey and Romania.

More importantly, L&M’s share among legal-age to 24-year-old smokers is rising sharply in its strongest markets in Central and Eastern Europe.

L&M is already nearly triple the volume of most of its competitors and, excluding L&M, PMI’s other four international premium brands are as large as BAT’s “drive brands.”

PMI’s success at growing its other international brands is impressive. In addition to L&M, in 2003 all of these brands are growing, led by Lark with a 14% growth rate.

PMI has built-in momentum. It participates in all the segments that are growing faster than the total market and PMI’s share of these segments is higher than its share of the total market. These include the American blend segment, and the menthol and low-tar segments.

Today, PMI has slightly less than a 15% share of the world market, which leaves 85% of the market available for PMI to grow.

Within the available market, clearly one of PMI’s greatest long-term opportunities is China, a market of about 1.8 trillion cigarettes or roughly a third of the world’s cigarette consumption. Consider that a 10% market share in China would be equivalent to Philip Morris USA’s volume in the United States this year.

PMI recently re-aligned its organization to increase its focus on China. The retail sector will be liberalized in China next year, and PMI is hopeful that it can achieve wider distribution of Marlboro as a result. However, I must remind you that distribution will still be controlled by the state monopoly.

To conclude on PMI, the industry dynamics in Italy are improving and PMI has strong plans to restore volume growth. In France and Germany, the total market will decline in 2004. PMI has solutions and is determined to grow share in these markets, despite the challenging environment.

Total PMI volume in 2003 will be up around 2%. However, in the longer term, I am confident that with PMI’s strategies and powerful brands, its volume growth will be approximately 3% to 4%, excluding acquisitions and, of course, any potential meaningful entry into China.

Looking ahead, PMI’s operating companies income should be able to grow in the high single digits, without acquisitions, and subject to currency — although I would hope that in certain years PMI can exceed that rate of growth.

Moving on to Kraft — as you are all aware, Kraft faced challenges in 2003 and its results have been disappointing. Nevertheless, Kraft expects to grow discretionary cash flow by more than 10% this year. Kraft is addressing its challenges and is taking the actions needed to restore growth. However, it is clear that there is no short-term fix, and Kraft has acknowledged that 2004 will be a difficult year.

As announced earlier this year, Kraft has committed $200 million in incremental marketing spending between September and December of this year, primarily behind products in four key categories — cheese, cold cuts, coffee and biscuits.

This spending will fund the selective reduction of price gaps and support a range of equity-building initiatives. Although it’s early in the investment cycle, we are very encouraged by the progress to date.

The cookies category remains an issue. Cookies have remained weak due to several factors, including higher promoted prices, lower impact from new products, and switching to alternative snack categories. Kraft’s management is focused on turning this situation around through a series of initiatives in the coming months.

Despite these challenges, I believe Kraft has good potential for growth based on its strong position in some of the food industry’s key categories, including convenient meals, ready-to-drink beverages and snacks.

New product innovation has helped drive growth at Kraft. Although some observers have focused on disappointing new product launches earlier this year, there is no doubt in my mind that Kraft will continue to innovate and bring great new products to the marketplace.

In the ready-to-drink beverage business, Kraft has built on the success of its Capri Sun brand by introducing a new isotonic beverage for kids with Capri Sun Sport.

Lunchables Fun Fuel, a nutritionally balanced alternative, is another excellent new product that is performing well this year.

In snacks, Ritz Chips is off to a strong start, leveraging the Ritz trademark to extend the cracker category.

And in markets outside the U.S., Kraft Foods International has had great success with innovations such as new Trakinas cookie varieties in Brazil. Trakinas has become the number one cookie brand in the large Brazilian biscuit market since being re-launched there three years ago.

Kraft’s history is replete with great examples of building brands, from Jacobs, Maxwell House and Carte Noire coffee, to Milka chocolates, Oreo cookies, DiGiorno Rising Crust frozen pizza, Oscar Mayer cold cuts and Kraft cheese — and I am confident that Kraft has the right strategies and fundamental strength in its businesses to capitalize on its competitive advantages.

Overall, our operating companies have a tremendous base on which to build, despite challenges in certain markets. Importantly, they have the resources necessary to invest behind the long-term growth and success of their superior brands.

I am confident that the actions being taken today will ensure that Altria and its operating companies are stronger tomorrow, and that we are positioned to deliver superior value to our shareholders.

Cash Flow Projection

Altria’s ability to generate significant cash flow is a hallmark of the company and one of its greatest strengths going forward. I want to spend a moment discussing our cash flow projections and our debt levels.

For the five years from 1996 to 2000, Altria generated $38.6 billion of discretionary cash flow, which we define as operating cash flow available to make acquisitions, pay debt and reward shareholders. This includes the cash flow from our tobacco operating companies, as well as 100% of Kraft’s cash flow prior to the IPO and 100% of Miller’s cash flow. Altria’s debt at year-end 2000 was $27.2 billion.

In 2001 and 2002, due largely to the Kraft IPO and the SABMiller transaction, Altria’s cash flow was $32.9 billion dollars for the period, including repayment of inter-company debt, and Altria’s debt was thus reduced to $10.2 billion at year-end 2002.

Looking ahead, we project approximately $50 billion in cash flow in the five years 2003 through 2007. Keep in mind that this cash flow will come largely from our tobacco operating companies and includes Kraft and SABMiller on a cash basis. We are projecting Altria’s debt — excluding Kraft — will be $7.9 billion at year-end 2003.

And, we will continue to use the vast majority of this cash to reward shareholders through dividends and share repurchases.

Conclusion

To conclude, I hope that I have conveyed that the litigation environment has indeed improved markedly, that there are meaningful opportunities for growth in both our tobacco and food businesses, and that our operating companies are pursuing proven strategies and investing now to position their brands and businesses for future growth.

However, as I said at the outset of my presentation, our shares trade at a significant discount to the market. Clearly, we are disappointed that the market has not fully recognized the full value of the improvement in our litigation environment and Altria’s future growth potential and outstanding cash flow.

I want to emphasize that the entire management team is committed to delivering superior returns to our shareholders and I can assure you that the Altria Board joins us in that commitment.

I am confident that the Board will fully consider all alternatives in deciding how best to achieve that goal, once the litigation environment permits.

Thank you.

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